Exhibit 99.1

News Corporation
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N E W S R E L E A S E

Contact:
Julie Henderson
310-369-0773
jhenderson@newscorp.com

NEWS CORPORATION'S VETERAN CHIEF FINANCIAL OFFICER DAVID DEVOE TO RETIRE AFTER COMPANY'S SEPARATION

Company Deputy Chief Financial Officer John Nallen Elevated to Chief Financial Officer of 21st Century Fox

New York, NY - June 13, 2013 - News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today announced that its veteran Chief Financial Officer David DeVoe will retire at the end of this fiscal year. Mr. DeVoe will maintain his seat on the Company's Board of Directors, on which he has served since 1990, and remain a senior advisor to the Company. John Nallen has been appointed Senior Executive Vice President and Chief Financial Officer of the Company, which will be re-named 21st Century Fox and hold News Corporation's media and entertainment businesses following its separation on June 28 into two independent, publicly traded companies. Mr. Nallen's appointment is effective July 1, 2013.

Mr. Murdoch, Chairman and CEO of News Corporation commented, "I would like to express my profound gratitude to Dave for his enormous contributions to News Corp. over nearly three decades in which he has played a pivotal role in building the Company into a global leader. He is a world-class executive whose stellar financial stewardship can be credited for the enviable financial position we're in at this exciting time in the Company's evolution. Dave has helped drive our businesses to new heights and position us for long-term and sustainable growth. On behalf of the global News Corp. family, I want to thank Dave for his remarkable service to the company. The Board and I look forward to continuing to work with him in his capacity as both a director and a valued senior advisor."

Mr. DeVoe commented, "It's been a privilege to serve as the Chief Financial Officer for the world's greatest media company for over 20 years. To work with Rupert as he built News Corporation into one of the most dynamic companies of all time was the opportunity of a lifetime.  I am incredibly grateful to Rupert, Chase Carey and the rest of the senior management team and directors for their collective vision, support and friendship over the past two decades."

Following the separation, Mr. Nallen will oversee all of the finance functions for 21st Century Fox and report to Rupert Murdoch, the Company's Chairman and Chief Executive Officer, and to Chase Carey, its President and Chief Operating Officer. Mr. Nallen has served as Deputy Chief Financial Officer and an Executive Vice President of News Corporation since 2001, having joined the company in 1995.

Mr. Murdoch commented, "John Nallen has been a valued member of News Corp.'s executive management team for the past 18 years. Chase and I, and the entire management team, recognize John as a uniquely talented executive whose leadership, track record and discipline will help us unlock the benefits that the separation will make possible for 21st Century Fox."

Mr. Nallen said, "I am honored to be part of 21st Century Fox's leadership team as we embark on an exciting next chapter to drive long-term value for our shareholders. I can't imagine a more compelling opportunity than to work with our executive team and Board to carry out and build on Rupert and Chase's vision for the new 21st Century Fox."

About David DeVoe

David DeVoe has served as Chief Financial Officer and a director of News Corporation since 1990, having joined the company in 1983 as a senior financial executive. He has served as a Senior Executive Vice President of News Corporation since January 1996. Mr. DeVoe has served as a director on a number of boards, including British Sky Broadcasting Group, NDS Group Limited, Shine Limited, Gemstar-TV Guide and DIRECTV.

About John Nallen

Mr. Nallen has served as Deputy Chief Financial Officer and an Executive Vice President of News Corporation since 2001. In this role, he has focused on capital market and merger and acquisition transactions and has overseen various functional areas, including corporate finance, tax, corporate IT, internal audit and planning and analysis.

Mr. Nallen joined News Corporation in 1995 after 16 years at Arthur Andersen, where he became a CPA and a partner leading its Media Industry Practice.

News Corporation Separation

On June 28, 2012, News Corporation announced its intent to pursue the separation of its business into two separate independent companies, one of which will hold the Company's global media and entertainment businesses and the other which will hold the businesses comprising News Corporation's newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of March 31, 2013 of approximately US$68 billion and total annual revenues of approximately US$35 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

For more information about News Corporation, please visit www.newscorp.com